Exhibit 99.1

Investor Contact:                         Media Contact:
Lindsey Opsahl                        Leslie Wojcik
SEI                                SEI
+1 610-676-4052                        +1 610-676-4191
lopsahl@seic.com                        lwojcik@seic.com
Pages:        8

FOR IMMEDIATE RELEASE

SEI Reports First-Quarter 2019 Financial Results

OAKS, Pa., April 24, 2019 – SEI Investments Company (NASDAQ:SEIC) today announced financial results for the first-quarter 2019. Diluted earnings per share were $0.73 in first-quarter 2019 compared to $0.86 in first-quarter 2018.

Consolidated Overview
(In thousands, except earnings per share)	For the Three Months Ended March 31,
	2019	2018	%

Revenues	$400,820	$405,598	(1)%
Net income	113,981	139,838	(18)%
Diluted earnings per share	$0.73	$0.86	(15)%
"Our first-quarter earnings reflect the recovery from the financial markets' swoon in late 2018, offset by reduced processing fees from non-recurring activities and a higher tax rate. While our net sales results for the quarter were down, our company's new sales activities, which are not reflected in first-quarter close results, are robust, and we expect they will translate into stronger levels in the future," said Alfred P. West, Jr., SEI Chairman and CEO.

"As we continue to advance our industry's modernization, SEI hit a key milestone with the completion of the Investment Advisors segment's migration, as well as additional client conversions, to the SEI Wealth PlatformSM late in the quarter. While keeping our focus on costs and profitability, we continue making key investments in our company to enhance long-term growth and shareholder value."

Summary of First-Quarter Results by Business Segment

(In thousands)	For the Three Months Ended March 31,
	2019	2018	%
Private Banks:
Revenues	$118,259	$122,164	(3)%
Expenses	110,962	112,202	(1)%
Operating Profit	7,297	9,962	(27)%
Operating Margin	6%	8%

Investment Advisors:
Revenues	94,761	99,192	(4)%
Expenses	52,502	52,453	—%
Operating Profit	42,259	46,739	(10)%
Operating Margin	45%	47%

Institutional Investors:
Revenues	80,113	85,491	(6)%
Expenses	38,754	41,249	(6)%
Operating Profit	41,359	44,242	(7)%
Operating Margin	52%	52%

Investment Managers:
Revenues	104,649	96,855	8%
Expenses	69,066	63,338	9%
Operating Profit	35,583	33,517	6%
Operating Margin	34%	35%

Investments in New Businesses:
Revenues	3,038	1,896	60%
Expenses	5,940	5,098	17%
Operating Loss	(2,902)	(3,202)	NM

Totals:
Revenues	$400,820	$405,598	(1)%
Expenses	277,224	274,340	1%
Corporate overhead expenses	20,035	14,942	34%
Income from operations	$103,561	$116,316	(11)%

First-Quarter Business Highlights:

•
Revenues from Asset management, administration, and distribution fees decreased due to lower assets under management from the carryover effect of the downturn in the capital markets during the fourth-quarter 2018, negatively impacting our asset-based fee revenues; however, this decrease was partially offset by increased fees from higher assets under administration, resulting from positive cash flows from new and existing clients in our Investment Managers segment.

•
Our average assets under management, excluding LSV, decreased $10.4 billion, or four percent, to $223.2 billion, as compared to $233.6 billion during the first-quarter 2018 (see attached Average Asset Balances schedules for further details).

•
Our average assets under administration increased $63.9 billion, or 12 percent, to $594.2 billion in the first-quarter 2019, as compared to $530.3 billion during the first-quarter 2018 (see attached Average Asset Balances schedules for further details).

•
Our Subadvisory, distribution and other asset management costs decreased in first-quarter 2019, primarily from lower assets under management due to the previously described unfavorable market conditions.

•
Sales events, net of client losses, during first-quarter 2019 totaled approximately $6.2 million and are expected to generate net annualized recurring revenues of approximately $1.2 million when contract values are fully realized. Sales events were lower than normal due to client loss activity in our Institutional Investors segment, flat cash flows across our Investment Advisors and Private Banks segments, limited positive sales activity in our Private Banks segment, and solid sales in our Investment Managers segment.

•
Our earnings from LSV decreased by $3.3 million, or eight percent, to $37.3 million in first-quarter 2019 as compared to $40.6 million in first-quarter 2018. The decrease in earnings was primarily due to a decline in assets under management from the market conditions in fourth-quarter 2018, as well as reduced performance fees earned by LSV.

•
Our operating expenses during the first-quarter 2019 increased. These expenses, primarily personnel costs, generally consist of operational, technology development and maintenance, and marketing costs, and are mainly related to our solutions offerings, as well as servicing existing clients and acquiring new clients. The Company incurred severance expense during the quarter of approximately $4.0 million, all recorded in corporate overhead expenses.

•	We capitalized $9.7 million of software development costs in first-quarter 2019 for continued enhancements to the SEI Wealth Platform.

•
Our effective tax rates were 22.1 percent in first-quarter 2019 and 11.9 percent in first-quarter 2018. The increase in our effective tax rate was primarily due to reduced tax benefits from a lower volume of stock option exercise activity during the quarter as compared to the prior year period.

•	We repurchased 1.7 million shares of our common stock for $88.8 million during the first-quarter 2019.

Earnings Conference Call
A conference call to review earnings is scheduled for 4:30 p.m. Eastern Time on April 24, 2019. Investors may listen to the call at seic.com/ir-events. Investors may also listen to a replay by telephone at (USA) 800-475-6701; (International) 320-365-3844, access code 466676.

About SEI
After 50 years in business, SEI (NASDAQ:SEIC) remains a leading global provider of investment processing, investment management, and investment operations solutions that help corporations, financial institutions, financial advisors, and ultra-high-net-worth families create and manage wealth.
As of March 31, 2019, through its subsidiaries and partnerships in which the company has a significant interest, SEI manages, advises or administers $945 billion in hedge, private equity, mutual fund and pooled or separately managed assets, including $332 billion in assets under management and $609 billion in client assets under administration. For more information, visit seic.com.

This release contains forward-looking statements within the meaning of the rules and regulations of the Securities and Exchange Commission. In some cases you can identify forward-looking statements by the words ‘‘may’’, ‘‘will’’, ‘‘expect’’, ‘‘believe’’ and ‘‘continue’’ or ‘‘appear.” Our forward-looking statements include discussions about future operations, strategies and financial results, including our expectations as to revenue that we believe will be generated by sales events that occurred during the quarter, the degree to which new sales activity will translate into stronger levels in the future, and the degree to which the manner in which we will seek to invest will create opportunities for growth and value. You should not place undue reliance on our forward-looking statements as they are based on the current beliefs and expectations of our management and subject to significant risks and uncertainties many of which are beyond our control or are subject to change. Although we believe the assumptions upon which we base our forward-looking statements are reasonable, they could be inaccurate. Some of the risks and important factors that could cause actual results to differ from those described in our forward-looking statements can be found in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2018, filed with the Securities and Exchange Commission and available on our website at https://www.seic.com/investor-relations and on the Securities and Exchange Commission’s website (www.sec.gov). There may be additional risks that we do not presently know or that we currently believe are immaterial which could also cause actual results to differ from those contained in our forward-looking statements. We do not undertake to update the forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

SEI INVESTMENTS COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	For the Three Months Ended March 31,
	2019	2018

Asset management, admin. and distribution fees	$313,944	$316,209
Information processing and software servicing fees	86,876	89,389

Total revenues	400,820	405,598

Subadvisory, distribution and other asset mgmt. costs	43,805	45,205
Software royalties and other information processing costs	8,128	8,718
Compensation, benefits and other personnel	130,335	124,277
Stock-based compensation	5,038	5,195
Consulting, outsourcing and professional fees	50,206	48,707
Data processing and computer related	20,992	20,591
Facilities, supplies and other costs	18,745	17,613
Amortization	12,679	11,854
Depreciation	7,331	7,122

Total expenses	297,259	289,282

Income from operations	103,561	116,316

Net gain (loss) on investments	1,279	(410)
Interest and dividend income	4,257	2,502
Interest expense	(157)	(257)
Equity in earnings of unconsolidated affiliate	37,317	40,607

Income before income taxes	146,257	158,758

Income taxes	32,276	18,920

Net income	$113,981	$139,838

Basic earnings per common share	$0.74	$0.89

Shares used to calculate basic earnings per share	153,310	157,434

Diluted earnings per common share	$0.73	$0.86

Shares used to calculate diluted earnings per share	156,541	163,424

SEI INVESTMENTS COMPANY
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 31,	December 31,
	2019	2018
Assets
Current Assets:
Cash and cash equivalents	$669,323	$754,525
Restricted cash	3,517	3,514
Receivables from investment products	52,562	49,869
Receivables, net of allowance for doubtful accounts of $633 and $718	333,724	315,336
Securities owned	33,433	30,892
Other current assets	35,049	36,676
Total Current Assets	1,127,608	1,190,812

Property and Equipment, net of accumulated depreciation of $345,129 and $338,206	146,753	145,863
Operating Lease Right-of-Use Assets	45,297	—
Capitalized Software, net of accumulated amortization of $406,871 and $395,171	307,736	309,500
Investments Available for Sale	109,824	111,901
Investments in Affiliated Funds, at fair value	5,339	4,887
Investment in Unconsolidated Affiliate	56,422	52,342
Goodwill	64,489	64,489
Intangible Assets, net of accumulated amortization of $6,011 and $5,090	30,749	31,670
Deferred Contract Costs	24,145	24,007
Deferred Income Taxes	1,877	2,042
Other Assets, net	32,882	34,155
Total Assets	$1,953,121	$1,971,668

Liabilities and Equity
Current Liabilities:
Accounts payable	$5,242	$10,920
Accrued liabilities	173,860	279,634
Short-term operating lease liabilities	8,448	—
Deferred revenue	4,979	5,154
Total Current Liabilities	192,529	295,708

Long-term Taxes Payable	803	803
Deferred Income Taxes	56,909	57,795
Long-term Operating Lease Liabilities	41,838	—
Other Long-term Liabilities	24,492	24,215
Total Liabilities	316,571	378,521

Shareholders' Equity:
Common stock, $.01 par value, 750,000 shares authorized; 152,276 and 153,634 shares issued and outstanding	1,523	1,536
Capital in excess of par value	1,111,366	1,106,641
Retained earnings	552,381	517,970
Accumulated other comprehensive loss, net	(28,720)	(33,000)
Total Shareholders' Equity	1,636,550	1,593,147
Total Liabilities and Shareholders' Equity	$1,953,121	$1,971,668

ENDING ASSET BALANCES
(In millions) (Unaudited)

	Mar. 31,	Jun. 30,	Sept. 30,	Dec 31,	Mar. 31,
	2018	2018	2018	2018	2019
Private Banks:
Equity and fixed-income programs	$22,917	$22,448	$22,739	$20,453	$22,369
Collective trust fund programs	4	4	4	4	4
Liquidity funds	3,537	3,471	3,142	3,633	3,753
Total assets under management	$26,458	$25,923	$25,885	$24,090	$26,126
Client assets under administration	22,411	22,435	23,394	20,226	22,886
Total assets	$48,869	$48,358	$49,279	$44,316	$49,012

Investment Advisors:
Equity and fixed-income programs	$62,176	$62,227	$63,958	$55,395	$61,277
Collective trust fund programs	5	5	5	7	5
Liquidity funds	2,399	3,101	3,182	5,948	4,362
Total assets under management	$64,580	$65,333	$67,145	$61,350	$65,644

Institutional Investors:
Equity and fixed-income programs	$85,607	$83,687	$85,248	$78,765	$82,578
Collective trust fund programs	72	73	74	79	79
Liquidity funds	2,727	2,594	2,544	2,234	2,529
Total assets under management	$88,406	$86,354	$87,866	$81,078	$85,186
Client assets under advisement	4,185	4,544	4,131	3,359	3,694
Total assets	$92,591	$90,898	$91,997	$84,437	$88,880

Investment Managers:
Equity and fixed-income programs	$97	$95	$99	$89	$—
Collective trust fund programs	45,062	45,213	46,934	42,804	49,232
Liquidity funds	732	496	580	336	704
Total assets under management	$45,891	$45,804	$47,613	$43,229	$49,936
Client assets under administration (A)	507,694	522,700	552,411	552,318	585,997
Total assets	$553,585	$568,504	$600,024	$595,547	$635,933

Investments in New Businesses:
Equity and fixed-income programs	$1,114	$1,120	$1,179	$1,257	$1,466
Liquidity funds	72	106	162	189	218
Total assets under management	$1,186	$1,226	$1,341	$1,446	$1,684
Client assets under advisement	49	807	730	687	729
Total assets	$1,235	$2,033	$2,071	$2,133	$2,413

LSV Asset Management:
Equity and fixed-income programs (B)	$108,186	$106,505	$109,363	$96,114	$103,163

Total:
Equity and fixed-income programs (C)	$280,097	$276,082	$282,586	$252,073	$270,853
Collective trust fund programs	45,143	45,295	47,017	42,894	49,320
Liquidity funds	9,467	9,768	9,610	12,340	11,566
Total assets under management	$334,707	$331,145	$339,213	$307,307	$331,739
Client assets under advisement	4,234	5,351	4,861	4,046	4,423
Client assets under administration (D)	530,105	545,135	575,805	572,544	608,883
Total assets	$869,046	$881,631	$919,879	$883,897	$945,045

(A)	Client assets under administration in the Investment Managers segment include $57.2 billion of assets that are at fee levels below our normal full-service assets (as of March 31, 2019).

(B)	Equity and fixed-income programs include $2.7 billion of assets managed by LSV in which fees are based on performance only (as of March 31, 2019).

(C)	Equity and fixed-income programs include $5.5 billion of assets invested in various asset allocation funds at March 31, 2019.

(D)	In addition to the numbers presented, SEI also administers an additional $11.4 billion in Funds of Funds assets (as of
March 31, 2019) on which SEI does not earn an administration fee.

AVERAGE ASSET BALANCES
(In millions) (Unaudited)

	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.	1st Qtr.
	2018	2018	2018	2018	2019
Private Banks:
Equity and fixed-income programs	$23,412	$22,870	$22,516	$21,383	$21,831
Collective trust fund programs	4	4	4	4	4
Liquidity funds	3,720	3,516	3,376	3,265	3,706
Total assets under management	$27,136	$26,390	$25,896	$24,652	$25,541
Client assets under administration	23,398	22,605	23,175	21,608	22,098
Total assets	$50,534	$48,995	$49,071	$46,260	$47,639

Investment Advisors:
Equity and fixed-income programs	$62,650	$62,890	$63,399	$59,954	$58,732
Collective trust fund programs	5	5	5	4	5
Liquidity funds	2,290	2,429	2,958	3,452	5,298
Total assets under management	$64,945	$65,324	$66,362	$63,410	$64,035

Institutional Investors:
Equity and fixed-income programs	$87,207	$85,045	$84,885	$81,833	$81,725
Collective trust fund programs	77	72	74	75	79
Liquidity funds	2,905	2,621	2,469	2,449	2,375
Total assets under management	$90,189	$87,738	$87,428	$84,357	$84,179
Client assets under advisement	4,383	4,301	4,263	3,566	3,494
Total assets	$94,572	$92,039	$91,691	$87,923	$87,673

Investment Managers:
Equity and fixed-income programs	$96	$109	$95	$96	$—
Collective trust fund programs	49,243	45,646	45,856	44,009	47,322
Liquidity funds	834	649	555	480	559
Total assets under management	$50,173	$46,404	$46,506	$44,585	$47,881
Client assets under administration (A)	506,951	522,679	541,063	561,043	572,065
Total assets	$557,124	$569,083	$587,569	$605,628	$619,946

Investments in New Businesses:
Equity and fixed-income programs	$1,105	$1,090	$1,148	$1,198	$1,394
Liquidity funds	70	95	146	179	202
Total assets under management	$1,175	$1,185	$1,294	$1,377	$1,596
Client assets under advisement	50	813	777	958	708
Total assets	$1,225	$1,998	$2,071	$2,335	$2,304

LSV Asset Management:
Equity and fixed-income programs (B)	$109,904	$108,380	$109,527	$99,791	$104,517

Total:
Equity and fixed-income programs (C)	$284,374	$280,384	$281,570	$264,255	$268,199
Collective trust fund programs	49,329	45,727	45,939	44,092	47,410
Liquidity funds	9,819	9,310	9,504	9,825	12,140
Total assets under management	$343,522	$335,421	$337,013	$318,172	$327,749
Client assets under advisement	4,433	5,114	5,040	4,524	4,202
Client assets under administration (D)	530,349	545,284	564,238	582,651	594,163
Total assets	$878,304	$885,819	$906,291	$905,347	$926,114

(A)	Average client assets under administration in the Investment Managers segment during first-quarter 2019 include $57.0 billion that are at fee levels below our normal full-service assets.

(B)	Equity and fixed-income programs include $2.7 billion of average assets managed by LSV in which fees are based on performance only during first-quarter 2019.

(C)	Equity and fixed-income programs include $5.3 billion of average assets invested in various asset allocation funds during first-quarter 2019.

(D)
In addition to the numbers presented, SEI also administers an additional $11.3 billion of average assets in Funds of Funds assets during first-quarter 2019 on which SEI does not earn an administration fee.